Exhibit 10.9

Share Transfer Agreement

Transferor: Shao Yanhui (hereinafter referred to as Party A)

Address: No.105, Building 7, Yongxing Community I, West Shengli Street, Yakeshi City, Inner Mongolia

ID card No.: 152104197910100914

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Transferor: Diao Yi (hereinafter referred to as Party B)

Address: No.105, Building 7, Yongxing Community I, West Shengli Street, Yakeshi City, Inner Mongolia

ID card No.: 152104198112050064

Transferee: Dai Zijian (hereinafter referred to as Party C)

Address: 18 Gaozhenwei, Gaogai Village, Matou Town, Nan’an City, Fujian Province

ID card No.: 350583198905241816

Transferee: Li Shaogang (hereinafter referred to as Party D)

Address: 54 Huangsha Avenue, Liwan District, Guangzhou City

ID card No.: 430402196207253016

Shenzhen Baoying Commercial Factoring Co. Ltd. (hereinafter referred to as the Company Limited) was set up on December 18, 2015 in Shenzhen City and is operated with funds attributed by Party A and Party B; the registered capital is RMB 5 million yuan, and Party A holds 99% of its shares. Party A is willing to transfer 51% of its shares in the Company Limited to Party C, and Party C is willing to accept the transfer of the target shares; in addition, Party A is willing to transfer the remaining 48% of its shares in the Company Limited to Party D, and Party D is willing to accept the transfer; Party B is willing to transfer the 1% shares of it in the Company Limited to Party D, and Party D is willing to accept the transfer. In connection with the above-mentioned shares transfer, the four Parties hereby enter into the following agreement through mutual discussion in accordance with the Company Law of the People’s Republic of China and Contract Law of People’s Republic of China:

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I. Consideration and Term and Method of Payment:

1. Party A holds 99% shares of the Company Limited and shall contribute RMB 4.95 million Yuan according to what is agreed in the articles of association of the Company Limited, but Party A actually contributes RMB 0 yuan. Now, Party A transfers 51% of its shares in the Company Limited to Party C at RMB 1 yuan and the remaining 48% of its shares in the Company Limited to Party D at RMB 1 yuan. Party B holds 1% shares of the Company Limited and shall contribute RMB 50 thousand Yuan according to what is agreed in the articles of association of the Company Limited, but Party B actually contributes RMB 0 yuan. Now, Party B transfers the 1% of its shares in the Company Limited to Party D at RMB 1 yuan.

2. Party C and D shall pay the consideration to Party A and Party B in lump sum in cash (or through bank transfer) within 30 days after the effective date of the Agreement as per the currency and amount specified in preceding paragraphs.

II. Party A and Party B guarantee that they possess the absolute right to dispose the shares to be transferred to Party C and Party D and that such shares have not been pledged, sealed up, or are subject to the recourse of a fifth party; otherwise, Party A and Party B shall assume all economic and legal responsibilities arising therefrom.

III. Sharing of Profits and Losses (including credits and debts) of the Company Limited:

1. After the Agreement takes effect, Party C and Party D shares profits of the Company Limited as per the proportion of shares received and bear relevant risks and losses.

2. In case that Party C and Party D suffer any loss after becoming shareholders of the Company Limited due to debts borne by the Company Limited before the share transfer that had not been truthfully disclosed to Party C and Party D by Party A and Party B at the time of signing the Agreement, Party C and Party D are entitled to seek compensation from Party A and Party B.

IV. Liabilities for Breach

1. Once the Agreement enters into force, both parties shall perform it voluntarily; if any party fails to fully perform its obligations in accordance with regulations of the Agreement, it shall assume responsibilities in accordance with regulations of laws and the Agreement.

2. In case Party C and Party D fail to pay the consideration on schedule, for every delayed day, Party C and Party D shall pay liquidated damages to Party A and Party B at one out of ten thousand of the delayed consideration. In case Party A and Party B suffer any loss due to the default of Party C and Party D and the amount of liquidated damage paid by Party C and Party D is lower than the actual loss, Party C and Party D shall make further compensation.

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3. In case that Party C and Party D fail to go through change registration formalities on schedule or the realization of the purpose of signing the Agreement is seriously affected due to reasons of Party A and Party B, Party A and Party B shall pay liquidated damages to Party C and Party D at one out of ten thousand of the consideration already paid by Party E. In case Party C and Party D suffer any loss due to the default of Party A and Party B and the amount of liquidated damage paid by Party A and Party B is lower than the actual loss, Party A and Party B shall make further compensation.

V. Change or Termination of the Agreement:

After an agreement is reached through negotiation, Party A, Party B, Party C, and Party D can change or terminate the Agreement. In case the Agreement is changed or terminated after negotiation, the four parties shall sign a change or termination agreement separately (in case of foreign-invested enterprise, the approval from the approval authority shall be obtained).

VI. Assuming of Related Expenses:

Related expenses (such as notarization fee, assessment or audit fee, fees for industrial and commercial registration of changes, and so on) incurred during the share transfer this time shall be assumed by Party A and Party B.

VII. Dispute Resolutions:

Any dispute arising from or in connection with the Agreement shall be resolved by the four parties through amicable consultation; in case no agreement is reached, the dispute shall be settled through the following methods (choose one and only one option, and mark √ in the box in front of the term as “☑”): 口 applying to Shenzhen Arbitration Commission for arbitration; 口submitting for arbitration at South China International Economic and Trade Arbitration Commission (also called “Shenzhen Court of International Arbitration”) in Shenzhen; 口 Filing a suit to a people’s court with jurisdiction.

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VIII. Entry-into-force condition:

The Agreement will take effect after being signed (sealed) by the four parties (in case of foreign-invested enterprise, the Agreement shall take effect after being approved by the approval authority). The four parties shall go through change registration formalities with industry and commerce administration authorities in accordance with laws after the Agreement takes effect.

IX. The Agreement is made in sextuplicate, with Party A, Party B, Party C, Party D, Party E, Party F, and the Company Limited holding a copy and the remaining submitted to relevant departments.

Signatures of Transferors:

By:	/s/ Shao Yanhui
Name: Shao Yanhui

By:	/s/ Diao Yi
Name: Diao Yi

Signatures of Transferees:

By:	/s/ Dai Zijian
Name: Dai Zijian

By:	/s/ Li Shaogang
Name: Li Shaogang

On March 20, 2017 in Shenzhen City

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